For Immediate Release
                                                                October 20, 2004

                      UNITED HERITAGE CORPORATION COMPLETES
                 MERGER AGREEMENT WITH IMPERIAL PETROLEUM, INC.

CLEBURNE, TX - United Heritage Corporation ("Heritage") (Nasdaq SmallCap: UHCP) announced today it has signed a definitive Agreement and Plan of Merger to acquire Imperial Petroleum, Inc. ("Imperial") (OTCBB Symbol: IPTM.OB). A Letter of Intent was signed previously by Heritage and Imperial, but the terms of the Letter of Intent had to be materially changed because of issues involving attempts to settle litigation affecting both United Heritage Corporation and Walter G. Mize, Chairman of the Board of United Heritage Corporation. The Agreement and Plan of Merger contains the following provisions:

      o Heritage will form a new wholly owned subsidiary that will merge into Imperial, with Imperial surviving the merger as a wholly owned subsidiary of Heritage.
      o Heritage will issue one share of its common stock for every three shares of Imperial common stock. Jeffrey T. Wilson, the President of Imperial, will become the new President and Chief Executive Officer of Heritage. Walter G. Mize will remain as Chairman of the Board of Heritage.
      o The closing of the Agreement and Plan of Merger is subject to approval by the shareholders of Heritage and Imperial, approval by Imperial's lenders, and an effective Registration Statement on Form S-4 (or other applicable form) registering the shares of Heritage to be issued in connection with the merger.
      o Neither Walter G. Mize, Christian Heritage Foundation or Heritage will sell any shares in this transaction.
      o Heritage has filed a Current Report on Form 8-K with the Securities and Exchange Commission containing the terms and conditions of this transaction and a copy of the Agreement and Plan of Merger.
      o The information above is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of October 14, 2004, between Heritage and Imperial, including all annexes, exhibits and schedules attached thereto, and any related documents that Heritage has filed as exhibits to its Current Report on Form 8-K regarding this transaction.

            Following the merger, Heritage will have, on a consolidated basis, the following assets and benefits:

            o     Approximately 42,300 acres of mineral leases.
            o     In  excess  of  an  estimated  285  million   barrels  of  oil
                  equivalent remaining-in-place.
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            o     The  combined  company  will have in excess of an estimated 68
                  BCF of gas remaining-in-place with an estimated 46 BCF being proved recoverable at this time. The resulting company will have in excess of an estimated 37 million barrels of oil equivalent in proved reserves (both proved producing and proved undeveloped).
            o     Imperial   brings  an  $18  million   line  of  credit,   with
                  approximately $5 million remaining, as well as approximately $400,000 per month in revenues and a positive cash flow.
            o Approximately $45 million in assets and approximately $25 million in Shareholder's Equity.

"We could not be more pleased to welcome the addition of Imperial's management and assets to our Company" said Walter G. Mize, Chairman of United Heritage Corporation. "Mr. Wilson has had a long and distinguished career in developing resource companies and we have no doubt that with his leadership we will be able to recognize the true potential of the combined Company's assets."

ABOUT UNITED HERITAGE CORPORATION:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Currently, through subsidiaries, it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, 27.6 million barrels/oil and 4,750,000 MCF/gas have been classified proved producing/proved undeveloped reserves.

This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's business and financial results are included in United Heritage Corporation's Securities and Exchange Commission filings, including the latest Annual Report on Form 10-KSB and on its Quarterly Reports on Form 10-QSB.

                                       ###

Company Contact:

Walter G. Mize
(817) 641-3681 - Phone
(817) 641-3683 - Fax
uhcp@aol.com